UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2011 (February 23, 2011)
The Scotts Miracle-Gro Company
(Exact name of registrant as specified in its charter)

Ohio	001-11593	31-1414921

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14111 Scottslawn Road, Marysville, Ohio	43041

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (937) 644-0011
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On February 23, 2011, The Scotts Miracle-Gro Company (the “Company”), The Scotts Company LLC (“Scotts”), a wholly-owned subsidiary of the Company, and Israel Chemicals Ltd. (“ICL”) entered into a definitive share and business sale agreement (the “SBSA”) providing for the sale of the Company’s global professional business (excluding the non-European professional seed business, “Global Pro”) by Scotts to ICL for $270 million in an all-cash transaction (the “Transaction”), subject to certain adjustments at closing.
The SBSA contains customary warranties of each of Scotts and ICL. Subject to certain exceptions, these warranties will survive until 20 months following the closing of the Transaction and, in the event of a breach, each of Scotts and ICL (as the case may be) may be subject to a claim for damages, which, in some cases, may be limited. The SBSA also contains customary covenants, including covenants relating to confidentiality and non-disclosure obligations.
Under the terms of the SBSA, Scotts is required to indemnify ICL for certain health and safety and product liability related claims, subject to certain limitations. The SBSA requires the Company to guarantee all of Scotts’ obligations thereunder.
The SBSA also calls for Scotts and ICL to enter into several product supply agreements which generally extend for up to five years in duration, as well as various trademark and technology licensing agreements with varying durations. Furthermore, certain transitional services will be provided by Scotts to ICL, the majority of which extend for a period of six to 12 months. The Company estimates that Scotts will supply ICL with approximately $35 million of product, as well as purchase approximately $15 million of materials from ICL, each on an annualized basis.
The foregoing description of the material terms of the SBSA is qualified in its entirety by reference to the full text of the SBSA, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On February 28, 2011, Scotts completed the sale of Global Pro to ICL. After agreed upon adjustments at closing for pension liabilities and working capital, the effective cash purchase price was approximately $255 million, which may be further adjusted pursuant to the terms of the SBSA.
Global Pro manufactures and markets professional products to commercial nurseries and greenhouses for ornamental horticulture; sports fields, golf courses and public parks for professional turf applications; and specialty agriculture in North America, Europe, the Middle East, Africa, Australia, the Far East, Latin America and South America. As part of the Transaction, ICL acquired the two primary Global Pro manufacturing facilities, one in the United States and one in the Netherlands. Employees at these facilities, the global professional management team and other employees affiliated with Global Pro were also transferred to ICL at closing in accordance with the terms of the SBSA.

Item 7.01.	Regulation FD Disclosure.
A copy of the Company’s press release dated March 1, 2011 announcing the completion of the Transaction is furnished as Exhibit 99.1 to this Item 7.01 of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Share and Business Sale Agreement, dated as of February 23, 2011, by and among The Scotts Company LLC, as Seller, each of the Share Sellers and Business Sellers (as defined therein), Israel Chemicals Ltd., as Purchaser, each of the Share Purchasers and Business Purchasers (as defined therein) and The Scotts Miracle-Gro Company, as Seller Guarantor

99.1	News Release issued by The Scotts Miracle-Gro Company on March 1, 2011 (furnished pursuant to Item 7.01)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY
Dated: March 1, 2011	By:	/s/ David C. Evans
		Printed Name:	David C. Evans
		Title:	Chief Financial Officer & EVP, Strategy and Business Development

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Share and Business Sale Agreement, dated as of February 23, 2011, by and among The Scotts Company LLC, as Seller, each of the Share Sellers and Business Sellers (as defined therein), Israel Chemicals Ltd., as Purchaser, each of the Share Purchasers and Business Purchasers (as defined therein) and The Scotts Miracle-Gro Company, as Seller Guarantor

99.1	News Release issued by The Scotts Miracle-Gro Company on March 1, 2011 (furnished pursuant to Item 7.01)

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